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                                                                     EXHIBIT 3.6


                          AGREEMENT AND PLAN OF MERGER

        THIS AGREEMENT AND PLAN OF MERGER (the "Merger Agreement") is entered into as of ____________________, 1999 by and between Immersion Corporation a California corporation ("Immersion California"), and Immersion Corporation Delaware, a Delaware corporation ("Immersion Delaware").

                                   WITNESSETH:

        WHEREAS, Immersion Delaware is a corporation duly organized and existing under the laws of the State of Delaware;

        WHEREAS, Immersion California is a corporation duly organized and existing under the laws of the State of California;


        WHEREAS, on the date of this Merger Agreement, Immersion Delaware has authority to issue 100,000,000 shares of Common Stock, par value $0.001 per share (the "Immersion Delaware Common Stock"), of which 100 shares are issued and outstanding and owned by Immersion California and 10,215,717 shares of Preferred Stock, par value $0.001 per share (the "Immersion Delaware Preferred Stock), of which no shares are issued or outstanding;



        WHEREAS, on the date of this Merger Agreement, Immersion California has authority to issue 100,000,000 shares of Common Stock (the "Immersion California Common Stock"), of which ________ shares are issued and outstanding, and 5,000,000 shares of Preferred Stock (the "Immersion California Preferred Stock"), of which 3,492,923 shares are issued and outstanding;


        WHEREAS, the respective Boards of Directors for Immersion Delaware and Immersion California have determined that, for the purpose of effecting the reincorporation of Immersion California in the State of Delaware, it is advisable and to the advantage of said two corporations and their shareholders that Immersion California merge with and into Immersion Delaware upon the terms and conditions herein provided; and

        WHEREAS, the respective Boards of Directors of Immersion Delaware and Immersion California, the shareholders of Immersion California, and the sole stockholder of Immersion Delaware have adopted and approved this Merger Agreement;

        NOW, THEREFORE, in consideration of the mutual agreements and covenants set forth herein, Immersion California and Immersion Delaware hereby agree to merge as follows:

        1. Merger. Immersion California shall be merged with and into Immersion Delaware, and Immersion Delaware shall survive the merger ("Merger"), effective upon the date when this Merger Agreement is made effective in accordance with applicable law (the "Effective Date").

        2. Governing Documents. The Amended and Restated Certificate of Incorporation of Immersion Delaware (the "Certificate of Incorporation") shall continue to be the Certificate of Incorporation of Immersion Delaware as the surviving Corporation. Article FIRST of the Restated Certificate of Incorporation of Immersion Delaware shall be amended to read as follows:

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        FIRST:  The name of the Corporation is Immersion Corporation.

        The Bylaws of Immersion Delaware, in effect on the Effective Date, shall continue to be the Bylaws of Immersion Delaware as the surviving Corporation without change or amendment until further amended in accordance with the provisions thereof and applicable laws.

        3. Directors and Officers. The directors and officers of Immersion California shall become the directors and officers of Immersion Delaware upon the Effective Date and any committee of the Board of Directors of Immersion California shall become the members of such committees for Immersion Delaware.

        4. Succession. On the Effective Date, Immersion Delaware shall succeed to Immersion California in the manner of and as more fully set forth in Section 259 of the General Corporation Law of the State of Delaware.

        5. Further Assurances. From time to time, as and when required by Immersion Delaware or by its successors and assigns, there shall be executed and delivered on behalf of Immersion California such deeds and other instruments, and there shall be taken or caused to be taken by it such further and other action, as shall be appropriate or necessary in order to vest, perfect or confirm, of record or otherwise, in Immersion Delaware the title to and possession of all the property, interests, assets, rights, privileges, immunities, powers, franchises and authority of Immersion California, and otherwise to carry out the purposes of this Merger Agreement and the officers and directors of Immersion Delaware are fully authorized in the name and on behalf of Immersion California or otherwise to take any and all such action and to execute and deliver any and all such deeds and other instruments.

        6.     Stock of Immersion California.

               a. Common Stock. Upon the Effective Date, by virtue of the Merger and without any action on the part of the holder thereof, each one (1) share of Immersion California Common Stock outstanding immediately prior thereto shall be changed and converted into 0.807 fully paid and nonassessable share of Immersion Delaware Common Stock.

               b. Preferred Stock. Upon the Effective Date, by virtue of the Merger and without any action on the part of the holder thereof, (i) each one
(1) share of Immersion California Series A Preferred and Series B Preferred outstanding immediately prior thereto shall be changed and converted into 4.035 fully paid and nonassessable equivalent shares of Immersion Delaware Series A Preferred or Series B Preferred Stock and (ii) each one share of Series C Preferred Stock and Series D Preferred Stock outstanding immediately prior thereto shall be changed and converted into 0.807 fully paid and nonassessable equivalent share of Immersion Delaware Series C or Series D Preferred Stock.

               c. Fractional Shares. No fractional shares which a Immersion Delaware stockholder would otherwise be entitled to receive by reason of the exchange of Immersion California stock for Immersion Delaware stock shall be issued. In lieu of any fractional shares to which a holder would otherwise be entitled, Immersion Delaware shall pay cash equal to such fraction multiplied by the fair market value of the Common Stock on the Effective Date as determined by the Board of Directors of Immersion Delaware and for the Preferred Stock, such

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fraction multiplied by the Conversion Prices as defined in Article FOURTH, subparagraph 4(a) of this Certificate of Incorporation.

        7. Stock Certificates. On and after the Effective Date, all of the outstanding certificates which prior to that time represented shares of Immersion California stock shall be deemed for all purposes to evidence ownership of and to represent the shares of Immersion Delaware stock into which the shares of Immersion California stock represented by such certificates have been converted as herein provided. The registered owner on the books and records of Immersion Delaware or its transfer agent of any such outstanding stock certificate shall, until such certificate shall have been surrendered for transfer or otherwise accounted for to Immersion Delaware or its transfer agent, have and be entitled to exercise any voting and other rights with respect to and to receive any dividend and other distributions upon the shares of Immersion Delaware stock evidenced by such outstanding certificate as above provided.

        8. Options and Warrants. Upon the Effective Date, (i) each outstanding option, warrant to purchase common Stock, Series C Preferred Stock or Series D Preferred Stock or other right to purchase Common Stock, Series C Preferred Stock or Series D Preferred Stock of Immersion California, including those options granted under the 1994 Stock Option Plan and 1997 Stock Option Plan (collectively, the "Option Plan") of Immersion California, shall be converted into and become an option, warrant, or right to purchase the number of shares of Immersion Delaware stock determined by multiplying the number of shares of Immersion California subject to the option, warrant or right to purchase by 0.807, rounded down to the nearest whole number, at a price per share equal to the exercise price of the option, warrant or right to purchase Immersion California stock divided by 0.807, rounded down to the nearest whole cent, and upon the same terms and subject to the same conditions as set forth in the Option Plan and other plan or agreement entered into by Immersion California pertaining to such options, warrants, or rights and (ii) each outstanding warrant to purchase Series A or Series B Preferred Stock of Immersion California shall be converted into and become a warrant to purchase the equivalent number of shares of Series A Preferred Stock or Series B Preferred Stock of Immersion Delaware stock determined by multiplying the number of shares of Immersion California subject to the warrant by 4.035 rounded down to the nearest whole number, at a price per share equal to the exercise price of the warrant divided by 4.035, rounded down to the nearest whole cent, and upon the same terms and subject to the same conditions as set forth in the agreements entered into by Immersion California pertaining to the warrant. A number of shares of Immersion Delaware stock of the relevant class and series shall be reserved for purposes of (i) the options, warrants, and rights described in clause (i) of the preceding sentence equal to the number of shares of Immersion California stock so reserved as of the Effective Date multiplied by 0.807 and (ii) of the warrants described in clause (ii) of the preceding sentence equal to the number of shares of Immersion California stock of the relevant class and series so reserved as of the Effective Date multiplied by 4.035. As of the Effective Date, Immersion Delaware shall assume all obligations of Immersion California under agreements pertaining to such options, warrants and rights, including the Option Plans, and the outstanding options, warrants or other rights, or portions thereof, granted pursuant thereto.

        9. Other Employee Benefit Plans. As of the Effective Date, Immersion Delaware hereby assumes all obligations of Immersion California under any and all employee benefit plans

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in effect as of said date or with respect to which employee rights or accrued benefits are outstanding as of said date.

        10. Outstanding Common Stock of Immersion Delaware. Forthwith upon the Effective Date, the One Hundred (100) shares of Immersion Delaware Common Stock presently issued and outstanding in the name of Immersion California shall be canceled and retired and resume the status of authorized and unissued shares of Immersion Delaware Common Stock, and no shares of Immersion Delaware Common Stock or other securities of Immersion Delaware shall be issued in respect thereof.

        11. Covenants of Immersion Delaware. Immersion Delaware covenants and agrees that it will, on or before the Effective Date:

               a. Qualify to do business as a foreign corporation in the State of California, and in all other states in which Immersion California is so qualified and in which the failure so to qualify would have a material adverse impact on the business or financial condition of Immersion Delaware. In connection therewith, Immersion Delaware shall irrevocably appoint an agent for service of process as required under the provisions of Section 2105 of the California Corporations Code and under applicable provisions of state law in other states in which qualification is required hereunder.

               b. File any and all documents with the California Franchise Tax Board necessary to the assumption by Immersion Delaware of all of the franchise tax liabilities of Immersion California.

        12. Amendment. At any time before or after approval and adoption by the stockholders of Immersion California, this Merger Agreement may be amended in any manner as may be determined in the judgment of the respective Boards of Directors of Immersion Delaware and Immersion California to be necessary, desirable or expedient in order to clarify the intention of the parties hereto or to effect or facilitate the purposes and intent of this Merger Agreement.

        13. Abandonment. At any time before the Effective Date, this Merger Agreement may be terminated and the Merger may be abandoned by the Board of Directors of either Immersion California or Immersion Delaware or both, notwithstanding approval of this Merger Agreement by the sole stockholder of Immersion Delaware and the shareholders of Immersion California.

        14. Counterparts. In order to facilitate the filing and recording of this Merger Agreement, the same may be executed in any number of counterparts, each of which shall be deemed to be an original.


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       IN WITNESS WHEREOF, this Merger Agreement, having first been duly approved by resolution of the Board of Directors of Immersion California and Immersion Delaware, is hereby executed on behalf of each of said two corporations by their respective officers thereunto duly authorized.

                             IMMERSION CORPORATION DELAWARE, a Delaware

                             corporation

                             By:
                              -----------------------------------------------

                             Louis Rosenberg, Chief Executive Officer

                             IMMERSION CORPORATION, a California
                             corporation

                             By:

                              -----------------------------------------------
                              Louis Rosenberg, Chief Executive Officer


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